Exhibit 99

1016 Civic Center Drive NW - Rochester, MN 55901 - Phone (507) 535-1200 - Fax (507) 535-1301

NEWS RELEASE	CONTACT:	Bradley Krehbiel
Chief Executive Officer, President HMN Financial, Inc. (507) 252-7169 FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES FOURTH QUARTER RESULTS, DECLARES DIVIDEND AND ANNOUNCES ANNUAL MEETING

Fourth Quarter Summary

●	Net income of $2.4 million, up $0.4 million from $2.0 million for fourth quarter of 2021
●	Diluted earnings per share of $0.56, up $0.11 from $0.45 for fourth quarter of 2021
●	Net interest income of $8.9 million, up $1.9 million from $7.0 million for fourth quarter of 2021
●	Net interest margin of 3.35%, up 55 basis points from 2.80% for fourth quarter of 2021
●	Gain on sales of loans of $0.3 million, down $1.4 million from $1.7 million for fourth quarter of 2021
●	Provision for loan losses of $0.1 million, down $0.1 million from $0.2 million for fourth quarter of 2021

Annual Summary

●	Net income of $8.0 million, down $5.6 million from $13.6 million for 2021
●	Diluted earnings per share of $1.83, down $1.18 from $3.01 for 2021
●	Net interest income of $32.3 million, up $2.1 million from $30.2 million for 2021
●	Net interest margin of 3.14%, down 4 basis points from 3.18% for 2021
●	Gain on sales of loans of $2.4 million, down $4.2 million from $6.6 million for 2021
●	Provision for loan losses of $1.1 million, up $3.2 million from ($2.1) million for 2021

Net Income Summary	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars in thousands, except per share amounts)	2022	2021	2022	2021
Net income	$2,438	1,999	$8,045	13,564
Diluted earnings per share	0.56	0.45	1.83	3.01
Return on average assets (annualized)	0.89%	0.77%	0.75%	1.38%
Return on average equity (annualized)	8.32%	7.11%	7.03%	12.62%
Book value per share	$21.72	24.11	$21.72	24.11

ROCHESTER, MINNESOTA, January 26, 2023 - HMN Financial, Inc. (HMN or the Company) (Nasdaq:HMNF), the $1.1 billion holding company for Home Federal Savings Bank (the Bank), today reported net income of $2.4 million for the fourth quarter of 2022, an increase of $0.4 million compared to net income of $2.0 million for the fourth quarter of 2021. Diluted earnings per share for the fourth quarter of 2022 was $0.56, an increase of $0.11 from the diluted earnings per share of $0.45 for the fourth quarter of 2021. The increase in net income between the periods was primarily because of a $1.9 million increase in net interest income due to an increase in interest earning assets and higher yields earned on those assets. This increase in net income was partially offset by a $1.4 million decrease in the gain on sales of loans due to the decrease in mortgage loan originations and sales due primarily to an increase in mortgage interest rates between the periods.

President’s Statement

“We are pleased to report the continued growth in our loan portfolio during the fourth quarter of 2022 and the positive impact it had on our net interest income,” said Bradley Krehbiel, President and Chief Executive Officer of HMN. “The increases in the prime interest rate during the quarter resulted in the yields on our interest-earning assets to increase at a faster rate than the rates paid on our deposits and other funding sources, which had a positive impact on our net interest income and earnings. We will continue to focus our efforts on profitably growing the Company and improving our net interest income as we move into the new year.”

Fourth Quarter Results

Net Interest Income

Net interest income was $8.9 million for the fourth quarter of 2022, an increase of $1.9 million, or 26.6%, from $7.0 million for the fourth quarter of 2021. Interest income was $10.0 million for the fourth quarter of 2022, an increase of $2.6 million, or 35.6%, from $7.4 million for the fourth quarter of 2021. Interest income increased primarily because of the $57.6 million increase in the average interest-earning assets between the periods and also because of the increase in the average yield earned on interest-earning assets between the periods. The average yield earned on interest-earning assets was 3.76% for the fourth quarter of 2022, an increase of 83 basis points from 2.93% for the fourth quarter of 2021. The increase in the average yield is primarily related to the increase in market interest rates as a result of the 4.25% increase in the prime interest rate between the periods.

Interest expense was $1.1 million for the fourth quarter of 2022, an increase of $0.8 million, or 228.5%, from $0.3 million for the fourth quarter of 2021. Interest expense increased primarily because of the increase in the average interest rate paid on interest-bearing liabilities between the periods. Interest expense also increased because of the $52.2 million increase in the average interest-bearing liabilities and non-interest bearing deposits between the periods. The average interest rate paid on interest-bearing liabilities and non-interest bearing deposits was 0.44% for the fourth quarter of 2022, an increase of 30 basis points from 0.14% for the fourth quarter of 2021. The increase in the average rate paid is primarily related to the increase in market interest rates as a result of the 4.25% increase in the federal funds rate between the periods. Net interest margin (net interest income divided by average interest-earning assets) for the fourth quarter of 2022 was 3.35%, an increase of 55 basis points, compared to 2.80% for the fourth quarter of 2021. The increase in the net interest margin is primarily because the increase in the average yield earned on interest-earning assets as a result of the increase in the prime rate was higher than the increase in the average rate paid on interest-bearing liabilities and non-interest bearing deposits between the periods.

A summary of the Company’s net interest margin for the three month periods ended December 31, 2022 and 2021 is as follows:

	For the three month period ended
	December 31, 2022			December 31, 2021
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$278,108	814	1.16%	$263,336	632	0.95%
Loans held for sale	1,225	24	7.67	5,430	44	3.23
Single family loans, net	201,808	1,838	3.61	166,633	1,443	3.44
Commercial loans, net	517,186	6,601	5.06	410,568	4,711	4.55
Consumer loans, net	44,161	596	5.35	41,963	497	4.70
Other	12,185	129	4.20	109,172	50	0.18
Total interest-earning assets	$1,054,673	10,002	3.76	$997,102	7,377	2.93

Interest-bearing liabilities:
Checking accounts	$162,013	94	0.23	$160,450	45	0.11
Savings accounts	123,460	21	0.07	118,059	18	0.06
Money market accounts	273,959	385	0.56	267,363	148	0.22
Certificate accounts	89,492	322	1.43	88,048	119	0.54
Customer escrows	3,185	16	2.00	0	0	0.00
Advances and other borrowings	24,497	246	3.98	0	0	0.00
Total interest-bearing liabilities	$676,606			$633,920
Non-interest checking	291,579			282,280
Other non-interest bearing deposits	2,286			2,066
Total interest-bearing liabilities and non-interest bearing deposits	$970,471	1,084	0.44	$918,266	330	0.14
Net interest income		8,918			7,047
Net interest rate spread			3.32%			2.79%
Net interest margin			3.35%			2.80%

Provision for Loan Losses

The provision for loan losses was $0.1 million for the fourth quarter of 2022, a decrease of $0.1 million from the $0.2 million for the fourth quarter of 2021. The provision for loan losses decreased between the periods primarily because the loan portfolio growth was less in the current quarter when compared to the fourth quarter of 2021.

The allowance for loan losses is made up of general reserves on the entire loan portfolio and specific reserves on impaired loans. The general reserve amount includes quantitative reserves based on the size and risk characteristics of the portfolio and past loan loss history and qualitative reserves for other items determined to have a potential impact on future loan losses. The general reserves increased during the quarter primarily because of the loan portfolio growth. Qualitative reserves were not changed during the quarter due to management’s perception that economic conditions had not materially changed during the quarter, including those related to the elevated inflation rate, and enacted and expected increases in the federal funds rate. Total non-performing assets were $1.9 million at December 31, 2022, an increase of $0.1 million, or 3.6%, from $1.8 million at September 30, 2022. Non-performing loans increased $0.1 million and foreclosed and repossessed assets did not change during the fourth quarter of 2022. The increase in nonperforming loans is primarily related to a $0.2 million increase in nonperforming mortgage loans related to a single family home loan that was classified as non-accruing during the quarter. This increase in non-performing loans was partially offset by a decrease of $0.1 million in non-performing commercial business loans.

A reconciliation of the Company’s allowance for loan losses for the quarters ended December 31, 2022 and 2021 is summarized as follows:

(Dollars in thousands)	2022	2021
Balance at September 30,	$10,141	9,070
Provision	130	234
Charge offs:
Commercial real estate	0	(36)
Consumer	(1)	0
Recoveries	7	11
Balance at December 31,	$10,277	9,279

Allocated to:
General allowance	$10,115	8,873
Specific allowance	162	406
	$10,277	9,279

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the two most recently completed quarters and December 31, 2021.

	December 31,	September 30,	December 31,
(Dollars in thousands)	2022	2022	2021
Non‑performing Loans:
Single family	$908	$732	$340
Commercial real estate	0	0	3,757
Consumer	441	440	517
Commercial business	529	639	7
Total	1,878	1,811	4,621

Foreclosed and repossessed assets:
Commercial real estate	0	0	290
Total non‑performing assets	$1,878	$1,811	$4,911
Total as a percentage of total assets	0.17%	0.17%	0.46%
Total as a percentage of total loans receivable	0.24%	0.24%	0.71%
Allowance for loan losses to non-performing loans	547.24%	559.85%	200.81%

Delinquency data:
Delinquencies (1)
30+ days	$1,405	$1,660	$1,418
90+ days	0	0	0
Delinquencies as a percentage of loan portfolio (1)
30+ days	0.18%	0.22%	0.21%
90+ days	0.00%	0.00%	0.00%

(1) Excludes non-accrual loans.

Non-Interest Income and Expense

Non-interest income was $1.9 million for the fourth quarter of 2022, a decrease of $1.3 million, or 39.6%, from $3.2 million for the fourth quarter of 2021. Gain on sales of loans decreased $1.4 million between the periods primarily because of a decrease in single family loan originations and sales due primarily to an increase in mortgage interest rates between the periods. Other non-interest income increased slightly due primarily to an increase in the fees earned on the sale of uninsured investment products. Fees and service charges increased slightly between the periods due primarily to an increase in overdraft fees. Loan servicing fees increased slightly between the periods due to an increase in the aggregate balances of commercial loans that were being serviced for others.

Non-interest expense was $7.4 million for the fourth quarter of 2022, an increase of $0.1 million, or 1.3%, from $7.3 million for the fourth quarter of 2021. Data processing expenses increased $0.2 million between the periods primarily because of the change to an outsourced data processing relationship at the end of the first quarter of 2022. Compensation and benefits expense increased $0.2 million primarily because of a decrease in the direct loan origination compensation costs that were deferred as a result of the reduced mortgage loan production between the periods. Other non-interest expense increased $0.1 million between the periods primarily because of an increase in fraud losses on deposit accounts. These increases in non-interest expense were partially offset by a $0.3 million decrease in professional services expense between the periods primarily because of a decrease in legal expenses relating to a bankruptcy litigation claim that was settled during the first quarter of 2022. Occupancy and equipment expense decreased $0.1 million due to a decrease in expenses between the periods as a result of purchasing the combined corporate and branch location in Rochester, Minnesota in the fourth quarter of 2021.

Income tax expense was $0.9 million for the fourth quarter of 2022, an increase of $0.2 million from $0.7 million for the fourth quarter of 2021. The increase in income tax expense between the periods is primarily the result of an increase in pre-tax income.

Return on Assets and Equity

Return on average assets (annualized) for the fourth quarter of 2022 was 0.89%, compared to 0.77% for the fourth quarter of 2021. Return on average equity (annualized) was 8.32% for the fourth quarter of 2022, compared to 7.11% for the same period in 2021. Book value per common share at December 31, 2022 was $21.72, compared to $24.11 at December 31, 2021. The reduction in the book value per common share between the periods is primarily related to the $18.2 million increase in the unrealized losses on the available for sale securities portfolio that were recorded in equity as other comprehensive losses.

Annual Results

Net Income

Net income was $8.0 million for 2022, a decrease of $5.6 million, or 40.7%, compared to net income of $13.6 million for 2021. Diluted earnings per share for the year ended December 31, 2022 was $1.83, a decrease of $1.18 per share, compared to diluted earnings per share of $3.01 for the year ended December 31, 2021. The decrease in net income between the periods was primarily because of a $4.2 million decrease in the gain on sales of loans due to a decrease in mortgage loan originations and sales due primarily to an increase in mortgage interest rates between the periods. The provision for loan losses increased $3.2 million between the periods primarily because of the growth experienced in the loan portfolio and also because of an increase in qualitative reserves due to the perceived negative impact on borrower finances from inflation and rising interest rates. Net income was also negatively impacted by a $1.3 million decrease in other non-interest income primarily because of a decrease in the gains that were realized on the sale of real estate owned between the periods. Compensation and benefits expense increased $1.1 million primarily because of a decrease in the direct loan origination compensation costs that were deferred as a result of the decreased mortgage loan originations. These decreases in net income were partially offset by a $2.1 million decrease in income tax expense as a result of the decrease in pre-tax income between the periods. Net interest income increased $2.0 million primarily due to an increase in interest earning assets and the yields earned on those assets as a result of the increase in the prime interest rate between the periods.

Net Interest Income

Net interest income was $32.3 million for 2022, an increase of $2.1 million, or 6.8%, from $30.2 million for 2021. Interest income was $34.3 million for 2022, an increase of $2.5 million, or 7.9%, from $31.8 million for 2021. Interest income increased primarily because of the $78.7 million increase in the average interest-earning assets between the periods. The average yield earned on interest-earning assets was 3.33% for 2022, a decrease of 1 basis point from 3.34% for 2021. The decrease in the average yield is primarily related to the $2.2 million decrease in the yield enhancements recognized on loans made under the Paycheck Protection Program (“PPP”) between the periods that was not entirely offset by the higher rates earned on interest-earning assets as a result of the prime rate increases that occurred during 2022.

Interest expense was $2.0 million for 2022, an increase of $0.4 million, or 28.7%, from $1.6 million for 2021. Interest expense increased primarily because of the increase in the average interest rate paid on interest-bearing liabilities between the periods. Interest expense also increased because of the $76.6 million increase in the average interest-bearing liabilities and non-interest bearing deposits between the periods. The average interest rate paid on interest-bearing liabilities and non-interest bearing deposits was 0.21% for 2022, an increase of 3 basis points from 0.18% for 2021. The increase in the average rate paid is primarily related to the increase in market interest rates as a result of the 4.25% increase in the federal funds rate between the periods. Net interest margin (net interest income divided by average interest-earning assets) for 2022 was 3.14%, a decrease of 4 basis points, compared to 3.18% for 2021. The decrease in the net interest margin is primarily because of the decrease in the average yield related to the $2.2 million decrease in the yield enhancements recognized on PPP loans between the periods that was not entirely offset by the higher rates earned on interest-earning assets as a result of the prime rate increases that occurred during 2022.

A summary of the Company’s net interest margin for 2022 and 2021 is as follows:

	For the twelve month period ended
	December 31, 2022			December 31, 2021
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$290,289	3,229	1.11%	$210,637	2,146	1.02%
Loans held for sale	2,418	115	4.75	5,335	159	2.97
Single family loans, net	183,882	6,431	3.50	157,926	5,631	3.57
Commercial loans, net	472,931	21,830	4.62	427,730	21,494	5.03
Consumer loans, net	42,552	2,072	4.87	46,313	2,165	4.67
Other	36,692	578	1.58	102,146	166	0.16
Total interest-earning assets	$1,028,764	34,255	3.33	$950,087	31,761	3.34

Interest-bearing liabilities:
Checking accounts	$159,509	220	0.14	$157,857	182	0.12
Savings accounts	123,786	75	0.06	113,314	69	0.06
Money market accounts	271,750	882	0.32	245,409	557	0.23
Certificate accounts	81,528	555	0.68	93,650	745	0.80
Customer escrows	803	16	2.00	0	0	0.00
Advances and other borrowings	6,665	251	3.77	0	0	0.00
Total interest-bearing liabilities	$644,041			$610,230
Non-interest checking	300,394			257,549
Other non-interest bearing deposits	2,455			2,490
Total interest-bearing liabilities and non-interest bearing deposits	$946,890	1,999	0.21	$870,269	1,553	0.18
Net interest income		32,256			30,208
Net interest rate spread			3.12%			3.16%
Net interest margin			3.14%			3.18%

Provision for Loan Losses

The provision for loan losses was $1.1 million for 2022, an increase of $3.2 million from the ($2.1) million provision for loan losses for 2021. The provision for loan losses increased between the periods primarily because of the loan portfolio growth and also because of an increase in qualitative reserves, during the first three quarters of 2022, due to the perceived negative impact on borrowers from inflation and rising interest rates. The credit provision recorded in 2021 was primarily the result of improvements in the underlying operations supporting many of the loans that were initially negatively impacted by the COVID-19 pandemic in 2020.

The allowance for loan losses is made up of general reserves on the entire loan portfolio and specific reserves on impaired loans. The general reserve amount includes quantitative reserves based on the size and risk characteristics of the portfolio and past loan loss history and qualitative reserves for other items determined to have a potential impact on future loan losses. The general reserves increased during the year primarily because of the loan portfolio growth and because of an increase in the required qualitative reserves. The qualitative reserves for loan losses related to the disruption in business activity as a result of the COVID-19 pandemic was reduced in 2022 because of a perceived reduction in this risk due to improving conditions. The reduction in pandemic related qualitative reserves was entirely offset by an increase in the qualitative reserves for other economic factors. The other qualitative reserves were increased due to a perceived deterioration of economic conditions during 2022, including the elevated inflation rate, and enacted and expected increases in the federal funds rate. Total non-performing assets were $1.9 million at December 31, 2022, a decrease of $3.0 million, or 61.8%, from $4.9 million at December 31, 2021. Non-performing loans decreased $2.7 million and foreclosed and repossessed assets decreased $0.3 million during 2022. The decrease in nonperforming loans is related to a $3.8 million decrease in non-performing commercial real estate loans, primarily because of a $3.1 million loan in the hospitality industry that was reclassified as performing during 2022. Non-performing consumer loans also decreased $0.1 million during the period. These decreases in non-performing loans were partially offset by increases of $0.6 million and $0.5 million in nonperforming mortgage and commercial business loans, respectively.

A reconciliation of the allowance for loan losses for 2022 and 2021 is summarized as follows:

(Dollars in thousands)	2022	2021
Balance beginning of period	$9,279	10,699
Provision	1,071	(2,119)
Charge offs:
Commercial real estate	(91)	(36)
Consumer	(24)	(42)
Recoveries	42	777
Balance at December 31,	$10,277	9,279

Non-Interest Income and Expense

Non-interest income was $8.9 million for 2022, a decrease of $5.4 million, or 37.7%, from $14.3 million for the same period of 2021. Gain on sales of loans decreased $4.2 million between the periods primarily because of a decrease in single family loan originations and sales due primarily to an increase in mortgage interest rates between the periods. Other non-interest income decreased $1.3 million due primarily because of a decrease in the gains that were realized on the sale of real estate owned between the periods. These decreases were partially offset by a $0.1 million increase in fees and service charges between the periods due primarily to an increase in overdraft fees. Loan servicing fees increased slightly between the periods due to an increase in the aggregate balances of single family mortgage loans that were being serviced for others.

Non-interest expense was $28.8 million for 2022, an increase of $1.1 million, or 4.1%, from $27.7 million for the same period of 2021. Compensation and benefits expense increased $1.1 million primarily because of a decrease in the direct loan origination compensation costs that were deferred as a result of the decreased mortgage loan production between the periods. Data processing expenses increased $0.5 million between the periods primarily because of the change to an outsourced data processing relationship at the end of the first quarter of 2022. Other non-interest expense increased $0.2 million between the periods primarily because of an increase in fraud losses on deposit accounts and increases in marketing expenses. These increases in non-interest expense were partially offset by a $0.6 million decrease in occupancy and equipment expense due primarily to a decrease in rent expense between the periods as a result of purchasing the combined corporate and branch location in Rochester, Minnesota in the fourth quarter of 2021. Professional services expense decreased $0.1 million between the periods primarily because of a decrease in legal expenses relating to a bankruptcy litigation claim that was settled during the first quarter of 2022.

Income tax expense was $3.2 million for 2022, a decrease of $2.2 million from $5.4 million for 2021. The decrease in income tax expense between the periods is primarily the result of a decrease in pre-tax income.

Return on Assets and Equity

Return on average assets (annualized) for 2022 was 0.75%, compared to 1.38% for the same period in 2021. Return on average equity (annualized) was 7.03% for 2022, compared to 12.62% for the same period in 2021. Book value per common share at December 31, 2022 was $21.72, compared to $24.11 at December 31, 2021. The reduction in the book value per common share between the periods is primarily related to the $18.2 million increase in the unrealized losses on the available for sale securities portfolio that were recorded in equity as other comprehensive losses.

Dividend and Annual Meeting Announcement

HMN Financial, Inc. today announced that its Board of Directors has declared a quarterly dividend of 6 cents per share of common stock payable on March 8, 2023 to stockholders of record at the close of business on February 15, 2023. The declaration and amount of any future cash dividends remain subject to the sole discretion of the Board of Directors and will depend upon many factors, including the Company’s results of operations, financial condition, capital requirements, regulatory and contractual restrictions, business strategy and other factors deemed relevant by the Board of Directors.

The Company also announced that its 2023 annual meeting of stockholders is expected to be held virtually on Tuesday, April 25, 2023 at 10:00 a.m. CDT.

General Information

HMN Financial, Inc. and the Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates twelve full service offices in Minnesota located in Albert Lea, Austin, Eagan, Kasson, La Crescent, Owatonna, Rochester (4), Spring Valley and Winona, one full service office in Marshalltown, Iowa, and one full service office in Pewaukee, Wisconsin. The Bank also operates two loan origination offices located in Sartell, Minnesota and La Crosse, Wisconsin.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “anticipate,” “continue,” “could,” “expect,” “future,” and “will,” or similar statements or variations of such terms and include, but are not limited to, those relating to: enacted and expected changes to the federal funds rate; the anticipated impacts of inflation and rising interest rates on the general economy, the Bank’s clients, and the allowance for loan losses; anticipated future levels of the provision for loan losses; and the payment of dividends by HMN.

A number of factors, many of which may be amplified by the deterioration in economic conditions, could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the Office of the Comptroller of the Currency and the Federal Reserve Bank of Minneapolis in the event of non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios; changes in costs associated with traditional and alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank and the Federal Reserve Bank; technological, computer-related or operational difficulties including those from any third party cyberattack; results of litigation; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; domestic and international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; the Company’s ability to attract and retain employees; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and Part II, Item 1A of its subsequently filed Quarterly Reports on Form 10-Q. All statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no duty to update any of the forward-looking statements after the date of this press release.

(Three pages of selected consolidated financial information are included with this release.)

***END***

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31,	December 31,
(Dollars in thousands)	2022	2021
	(unaudited)
Assets
Cash and cash equivalents	$36,259	94,143
Securities available for sale:
Mortgage-backed and related securities (amortized cost $216,621 and $247,275)	192,688	245,397
Other marketable securities (amortized cost $55,698 and $40,691)	53,331	40,368
Total securities available for sale	246,019	285,765

Loans held for sale	1,314	5,575
Loans receivable, net	777,078	652,502
Accrued interest receivable	3,003	2,132
Mortgage servicing rights, net	2,986	3,280
Premises and equipment, net	16,492	17,373
Goodwill	802	802
Core deposit intangible	0	10
Prepaid expenses and other assets	3,902	5,427
Deferred tax asset, net	8,347	2,529
Total assets	$1,096,202	1,069,538

Liabilities and Stockholders’ Equity
Deposits	$981,926	950,666
Accrued interest payable	298	63
Customer escrows	10,122	2,143
Accrued expenses and other liabilities	6,520	6,635
Total liabilities	998,866	959,507
Commitments and contingencies
Stockholders’ equity:
Serial-preferred stock: ($.01 par value) authorized 500,000 shares; issued 0	0	0
Common stock ($.01 par value): authorized 16,000,000 shares; issued 9,128,662	91	91
Additional paid-in capital	41,013	40,740
Retained earnings, subject to certain restrictions	138,409	131,413
Accumulated other comprehensive loss	(19,761)	(1,583)
Unearned employee stock ownership plan shares	(1,063)	(1,256)
Treasury stock, at cost 4,647,686 and 4,564,087 shares	(61,353)	(59,374)
Total stockholders’ equity	97,336	110,031
Total liabilities and stockholders’ equity	$1,096,202	1,069,538

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income (Loss)

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands, except per share data)	2022	2021	2022	2021
	(unaudited)	(unaudited)	(unaudited)
Interest income:
Loans receivable	$9,059	6,695	30,448	29,449
Securities available for sale:
Mortgage-backed and related	675	576	2,801	1,864
Other marketable	139	56	428	282
Other	129	50	578	166
Total interest income	10,002	7,377	34,255	31,761

Interest expense:
Deposits	822	330	1,732	1,553
Customer escrows	16	0	16	0
Advances and other borrowings	246	0	251	0
Total interest expense	1,084	330	1,999	1,553
Net interest income	8,918	7,047	32,256	30,208
Provision for loan losses	130	234	1,071	(2,119)
Net interest income after provision for loan losses	8,788	6,813	31,185	32,327

Non-interest income:
Fees and service charges	825	793	3,222	3,125
Loan servicing fees	402	387	1,590	1,555
Gain on sales of loans	297	1,657	2,393	6,566
Other	418	378	1,682	3,017
Total non-interest income	1,942	3,215	8,887	14,263

Non-interest expense:
Compensation and benefits	4,406	4,249	17,211	16,114
Occupancy and equipment	947	1,071	3,812	4,372
Data processing	505	346	1,948	1,445
Professional services	291	543	1,386	1,438
Other	1,243	1,087	4,444	4,292
Total non-interest expense	7,392	7,296	28,801	27,661
Income before income tax expense	3,338	2,732	11,271	18,929
Income tax expense	900	733	3,226	5,365
Net income	2,438	1,999	8,045	13,564
Other comprehensive income (loss), net of tax	5,280	(1,357)	(18,178)	(2,865)
Comprehensive income (loss) available to common stockholders	$7,718	642	(10,133)	10,699
Basic earnings per share	$0.56	0.45	1.85	3.03
Diluted earnings per share	$0.56	0.45	1.83	3.01

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)

SELECTED FINANCIAL DATA:	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands, except per share data)	2022	2021	2022	2021
I. OPERATING DATA:
Interest income	$10,002	7,377	34,255	31,761
Interest expense	1,084	330	1,999	1,553
Net interest income	8,918	7,047	32,256	30,208

II. AVERAGE BALANCES:
Assets (1)	1,091,300	1,033,072	1,066,408	984,319
Loans receivable, net	763,155	619,164	699,365	631,969
Securities available for sale (1)	278,108	263,336	290,289	210,637
Interest-earning assets (1)	1,054,673	997,102	1,028,764	950,087
Interest-bearing liabilities and non-interest bearing deposits	970,471	918,266	946,890	870,269
Equity (1)	116,282	111,557	114,413	107,481

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	0.89%	0.77%	0.75%	1.38%
Interest rate spread information:
Average during period	3.32	2.79	3.12	3.16
End of period	3.56	2.80	3.56	2.80
Net interest margin	3.35	2.80	3.14	3.18
Ratio of operating expense to average total assets (annualized)	2.69	2.80	2.70	2.81
Return on average common equity (annualized)	8.32	7.11	7.03	12.62
Efficiency	68.07	71.10	70.00	62.20

	December 31,	December 31,
	2022	2021
IV. EMPLOYEE DATA:
Number of full time equivalent employees	165	164

V. ASSET QUALITY:
Total non-performing assets	$1,878	4,911
Non-performing assets to total assets	0.17%	0.46%
Non-performing loans to total loans receivable	0.24%	0.70%
Allowance for loan losses	$10,277	9,279
Allowance for loan losses to total assets	0.94%	0.87%
Allowance for loan losses to total loans receivable	1.30%	1.40%
Allowance for loan losses to non-performing loans	547.24%	200.81%

VI. BOOK VALUE PER COMMON SHARE:
Book value per common share	$21.72	24.11

	Year Ended	Year Ended
	December 31, 2022	December 31, 2021
VII. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	8.88%	10.29%
Average stockholders’ equity to average assets (1)	10.73	10.92
Ratio of average interest-earning assets to average interest-bearing liabilities and non-interest bearing deposits (1)	108.65	109.17
Home Federal Savings Bank regulatory capital ratios:
Common equity tier 1 capital ratio	11.49	13.18
Tier 1 capital leverage ratio	9.14	9.47
Tier 1 capital ratio	11.48	13.18
Risk-based capital	12.65	14.43

(1)	Average balances were calculated based upon amortized cost without the market value impact of ASC 320.